UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2026

FIRSTSUN CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

Delaware	001-42175	81-4552413
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1400 16th Street, Suite 250

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 831-6704

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	FSUN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR § 230.405) or 12b-2 of the Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On April 1, 2026, FirstSun Capital Bancorp (“FirstSun,” “we,” us“ and “our”) completed its previously announced merger (the “Merger”) with First Foundation Inc. (“First Foundation”), pursuant to the Agreement and Plan of Merger, dated as of October 27, 2025, as amended (the “Merger Agreement”).

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 2 to Registration Rights Agreement

On April 1, 2026, FirstSun, its existing significant investors, and certain stockholder funds and accounts managed or advised by Fortress Investment Group LLC (“Fortress”) and certain stockholder funds and accounts managed or advised by Canyon Capital Advisors LLC (“Canyon”), and Strategic Value Investors, LP (together with Fortress and Canyon, the “First Foundation Stockholders”) entered into Amendment No. 2 to the Registration Rights Agreement (dated as of June 19, 2017, and as previously amended) (the “Registration Rights Agreement”), which became effective upon the completion of the Merger on April 1, 2026. The amendment provides that, upon the closing of the Merger, the First Foundation Stockholders became parties to the Registration Rights Agreement and are entitled to the rights and subject to the obligations thereunder, as amended by Amendment No. 2. The amendment also provides that the closing of the Merger is deemed to constitute a demand notice under the Registration Rights Agreement and that FirstSun is required to file a shelf registration statement under the Securities Act of 1933 to register the resale of the FirstSun shares received by the First Foundation Stockholders in the Merger. In connection with this filing, FirstSun’s existing significant investors have agreed to waive certain piggyback and demand registration rights that would otherwise apply, consistent with prior waivers for other stockholders. Except as expressly modified by Amendment No. 2, the Registration Rights Agreement remains in full force and effect.

The foregoing description of Amendment No. 2 to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment, the form of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Board Representative Letter Agreements

In connection with the Merger, FirstSun entered into Board Representative Letter Agreements, each dated and effective as of April 1, 2026, with certain former stockholders of First Foundation, including funds and accounts managed or advised by Fortress and funds and accounts managed or advised by Canyon (each, an “Investor”), to provide them with certain board representation rights (each a “New Board Representative Letter Agreement” and collectively, the “New Board Representative Letter Agreements”). The New Board Representative Letter Agreement with the Fortress-affiliated funds and accounts is referred to herein as the “Fortress Board Representative Letter Agreement,” and the New Board Representative Letter Agreement with the Canyon-affiliated funds and accounts is referred to herein as the “Canyon Board Representative Letter Agreement.”

Specifically, the New Board Representative Letter Agreements provide that we will use our best efforts to cause an individual designated for nomination by the applicable Investor to be elected or appointed to the FirstSun board of directors (the “Board”) and will recommend to our stockholders the election of such individual designated by the applicable Investor at all of our meetings of stockholders (or the solicitation of written consents in lieu of a stockholder meeting) in which an applicable Investor’s board representative is to be elected. In addition, so long as the applicable Investor satisfies the 40% ownership threshold described below and does not have a board representative currently serving on the Board, the Investor may appoint an individual as a nonvoting observer to the Board. Such nomination and observer rights continue for so long as the applicable Investor owns at least 40% of the total shares held by the Investor as of the date of the applicable New Board Representative Letter Agreement.

The foregoing descriptions of the New Board Representative Letter Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 4.3 and 4.4 and are incorporated herein by reference.

Indemnification Agreements

On April 1, 2026, FirstSun entered into an indemnification agreement with each of its directors, pursuant to a form of indemnification agreement (the “Indemnification Agreement”) that was approved by the Board. The Indemnification Agreement supplements the indemnification provisions already contained in FirstSun’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, and generally provides that FirstSun will indemnify each executing director and executive officer against all losses if he or she was or is a party to or participant in, or is threatened to be made a party to or participant in, certain actions, suits, proceedings or alternative dispute resolution mechanisms, as a result of his or her service as a director or executive officer, as applicable, to the fullest extent permitted by law, subject to certain exceptions. Consistent with FirstSun’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, the Indemnification Agreement also provides for rights to advancement of expenses. The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 1, 2026, FirstSun completed its previously announced Merger with First Foundation, pursuant to the Merger Agreement. At the effective time of the Merger (the “Effective Time”), First Foundation merged with and into FirstSun, with FirstSun surviving the Merger. Immediately following the Merger, First Foundation Bank, a California-chartered banking corporation and wholly owned subsidiary of First Foundation, merged with and into Sunflower Bank, National Association (the “Bank”), a national banking association and wholly owned subsidiary of FirstSun, with the Bank continuing as the surviving bank.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of First Foundation common stock issued and outstanding immediately prior to the Effective Time (other than certain excluded shares specified in the Merger Agreement) became entitled to receive 0.16083 of a share of FirstSun common stock (the “exchange ratio”), with cash paid in lieu of any fractional shares. In addition, at the Effective Time, each then-outstanding share of First Foundation Series A Noncumulative Convertible Preferred Stock (the “Series A stock”) and Series C Non-Voting Common Equity Equivalent Stock (the “Series C stock” and together with the Series A stock, the “First Foundation Preferred Stock”) was converted into the right to receive 0.16083 of a share of FirstSun common stock for each share of First Foundation common stock into which the First Foundation Preferred Stock was convertible into immediately prior to the Effective Time, subject to certain exceptions. Each outstanding share of FirstSun common stock remained outstanding and was unaffected by the Merger.

Restricted Stock Units. At the Effective Time, each outstanding and unvested time-based restricted stock unit to acquire First Foundation common stock was assumed and converted into a restricted stock unit award to acquire FirstSun common stock. The number of FirstSun shares subject to each award equals the number of First Foundation shares covered by the award immediately prior to the Effective Time, multiplied by the exchange ratio.

Performance-Based Restricted Stock Units. At the Effective Time, each outstanding and unvested performance-based restricted stock unit to acquire First Foundation common stock was assumed and converted into a restricted stock unit to acquire FirstSun common stock. The number of FirstSun shares subject to each award was calculated based on the target performance level immediately prior to the Effective Time, multiplied by the exchange ratio. After the Effective Time, these awards will be subject only to service-based vesting through the end of the original performance period and will no longer include performance conditions.

Warrants. Pursuant to the Merger Agreement, holders of First Foundation warrants (the “First Foundation Warrants”) to acquire shares of Series C stock entered into a Warrant Exercise and Termination Agreement. Under this agreement, immediately prior to the Effective Time, each then-outstanding warrant was exercised on a cashless basis and terminated. In exchange, warrant holders became entitled to receive Series C stock, along with an aggregate cash payment of approximately $17.5 million. The Series C stock was converted in the Merger as described above. The form of Warrant Exercise and Termination Agreement is included as Exhibit G to the Merger Agreement attached hereto as Exhibit 2.1.

Non-Voting Common Stock. Pursuant to the Merger Agreement, if, as a result of receiving shares of FirstSun common stock in the Merger, any holder (together with its affiliates) would own more than 4.99% of the outstanding shares of FirstSun voting common stock immediately following the Effective Time, such holder may elect to receive shares of FirstSun non-voting common stock for the portion of shares in excess of 4.99%. Eligible stockholders must make this election by providing written notice to FirstSun no later than ten business days after the Effective Time.

Assumption of Subordinated Notes. At the Effective Time, FirstSun also assumed certain indebtedness of First Foundation, including First Foundation’s obligations under the Indenture, defined below, governing its $150 million aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032, as more fully described under Item 2.03 of this Current Report on Form 8-K.

Lock-Up Agreements. As disclosed on a Current Report on Form 8-K filed with the SEC on October 30, 2025, certain stockholders of First Foundation entered into Lock-Up Agreements (the “Lock-Up Agreements”). Each such stockholder agreed that, subject to limited customary exceptions, the shares of FirstSun common stock received by such stockholder in the Merger will be subject to transfer restrictions for a period of 24 months following the closing of the Merger. The lock-up restrictions will expire in stages, with one-third of the covered shares becoming transferable 12 months after the closing date, an additional one-third becoming transferable 18 months after the closing date, and the remaining one-third becoming transferable 24 months after the closing date. The Lock-Up Agreements were entered into substantially in the form previously filed as Exhibit C to the Merger Agreement; provided, however, that the Lock-Up Agreement for one stockholder, Strategic Value Investors, LP, may terminate earlier if Benjamin Mackovak ceases to serve on the Board following the Merger. Any transfer in violation of these restrictions will be null and void.

The foregoing descriptions of the Merger Agreement, the Merger, the Warrant Exercise and Termination Agreements and the Lock-Up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements. A copy of the Merger Agreement is attached hereto as Exhibit 2.1, which includes the form Lock-Up Agreement and the form of Warrant Exercise and Termination Agreement as Exhibit C and Exhibit G thereto, respectively, and is incorporated herein by reference. A copy of Amendment No. 1 to the Merger Agreement (including revised Exhibit E (Form of Certificate of Amendment)) is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the completion of the Merger, FirstSun assumed First Foundation’s obligations under that certain Indenture, dated as of January 24, 2022 (the “Base Indenture”), between First Foundation and U.S. Bank National Association, as trustee, and that certain First Supplemental Indenture, dated as of January 24, 2022 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of $150 million aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”). The assumption was effected pursuant to a Second Supplemental Indenture dated March 31, 2026 by and among FirstSun, First Foundation and U.S. Bank National Association, as trustee (the “Second Suplemental Indenture”), pursuant to which FirstSun expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on, the Notes and the performance and observance of each and every covenant and condition of First Foundation under the Indenture, and FirstSun succeeded to every right and power of First Foundation under the Indenture with the same effect as if FirstSun had originally been named as the issuer thereunder.

The Notes bear interest at a fixed rate of 3.50% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, through February 1, 2027. From and including February 1, 2027 to, but excluding February 1, 2032 or the date of earlier redemption, the Notes bear interest at a floating rate per annum equal to the benchmark rate, which is expected to be Three-Month Term SOFR, plus 204 basis points, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year. If the benchmark rate is less than zero, the benchmark rate is deemed to be zero. The Notes mature on February 1, 2032 and may be redeemed at such times and on such terms as provided in the Indenture.

The foregoing description of the Indenture, Second Supplemental Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the form of Notes, which are attached hereto as Exhibits 4.5, 4.6, 4.7 and 4.8, respectively, and are incorporated herein by reference.

Item 3.03    Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

As previously disclosed in our Current Reports on Form 8-K filed with the SEC on December 4, 2025 and January 23, 2026, respectively, Isabella Cunningham (a Class I director) and Diane L. Merdian (a Class III director) each announced her intent to resign from the Board effective on the earlier of the closing of the Merger or our 2026 annual meeting of stockholders. Accordingly, Ms. Cunningham’s and Ms. Merdian’s resignations became effective as of the Effective Time of the Merger on April 1, 2026.

Castle Creek Director Appointment

Also disclosed in our Current Report on Form 8-K filed with the SEC on December 4, 2025, FirstSun entered into a Board Representative Letter Agreement with Castle Creek Capital Partners IX, LP (“Castle Creek”) that provides that, beginning on the earlier of the closing of the Merger or our 2026 annual meeting of stockholders, we will use our best efforts to cause an individual designated for nomination by Castle Creek to be elected or appointed to the Board. Castle Creek selected Spencer T. Cohn to serve as its director designee on the Board, and the Board appointed Spencer T. Cohn as a Class I director effective as of the Effective Time of the Merger.

Mr. Cohn was appointed as a Class I director to fill the vacancy created by Ms. Cunningham’s concurrent resignation on April 1, 2026. As a Class I director, Mr. Cohn will serve the remaining Class I director term that expires at our 2027 annual meeting of stockholders. Mr. Cohn was also appointed to serve as a member of the Board’s Compensation and Succession Committee. Mr. Cohn will be entitled to participate in our standard non-employee director compensation arrangements, as described under the heading “Compensation of Directors for Fiscal Year 2024” in our definitive proxy statement filed with the SEC on March 21, 2025, as such arrangements may be amended from time to time, which description is incorporated herein by reference. Mr. Cohn and FirstSun also entered into the Indemnification Agreement attached hereto as Exhibit 10.1.

There are no arrangements or understandings between Mr. Cohn and any other persons pursuant to which he was selected as a director of FirstSun, other than his designation under the Board Representative Letter Agreement with Castle Creek. Mr. Cohn is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

New First Foundation Directors

In accordance with the Merger Agreement, our Board increased its size to 13 directors and appointed five former directors of First Foundation—Sam Edelson, Henchy R. Enden, Benjamin Mackovak, C. Allen Parker and Thomas C. Shafer (collectively the “Legacy First Foundation Directors”)—to join the Board, effective as of the Effective Time of the Merger. Mr. Edelson was appointed to serve as a director pursuant to the Canyon Board Representative Letter Agreement and Ms. Enden was appointed to serve as a director pursuant to the Fortress Board Representative Letter Agreement. Each of the foregoing directors was appointed to the Board for a term expiring at our 2026 annual meeting of stockholders.

The Legacy First Foundation Directors were also appointed to the following Board committees:

Committee Assignments	Audit	Compensation and Succession	Nominating and Governance	Risk	Trust and Fiduciary*
Sam Edelson				●	●
Henchy R. Enden	●
Benjamin Mackovak			●		●
C. Allen Parker	●	●
Thomas C. Shafer				●

* Bank-level committee, with appointments to become effective upon appointment to the Bank board.

Mr. Shafer, the former Chief Executive Officer of First Foundation and First Foundation Bank, was also appointed to serve as the Executive Vice Chairman of FirstSun. In connection with the Merger, FirstSun assumed the Employment Agreement between First Foundation and Mr. Shafer, which has an initial term that commenced on February 11, 2025 and ends on March 15, 2028. The term of the agreement will automatically renew for single one-year terms absent notice of non-renewal. Under the terms of the Employment Agreement, Mr. Shafer will receive an annual base salary of $1,090,000, subject to annual adjustment, but not reduction, at the discretion of the Board or the Compensation and Succession Committee. In addition, during each fiscal year during the term, Mr. Shafer will be entitled to an annual discretionary incentive opportunity equal to a maximum of 150% of his then-current annual base salary, one-half of which will be in the form of an annual cash bonus and one-half of which will be in the form of performance-based restricted stock units. Each of such annual cash bonus and performance-based restricted stock unit award will be earned and paid based on the terms and conditions (including achievement of performance metrics) determined by the Board. Mr. Shafer will also be eligible to participate in the other benefit programs of FirstSun and the Bank available to executive employees generally.

If Mr. Shafer’s employment is terminated without cause or Mr. Shafer terminates his employment for good reason (in each case, as defined in the Employment Agreement), then he will be entitled to a severance payment equal to the lesser of (i) 12 months of his annual base salary and (ii) the aggregate base salary that would have been paid to him for the remainder of the term if such remaining term is shorter than 12 months. In the event of termination of Mr. Shafer’s employment due to his death, his beneficiaries will be paid an amount equal to 100% of his base annual salary at the rate in effect immediately prior to his death less the amount of any life insurance benefits his beneficiaries receive under any employer-provided life insurance plan or program in which Mr. Shafer participated at the time of his death. If Mr. Shafer’s employment is terminated for cause or due to the expiration of the term of the Employment Agreement, he will not be entitled to any severance compensation. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. Mr. Shafer will not receive any additional compensation for his service as a director on the Board.

Each Legacy First Foundation Director, other than Mr. Shafer, will be entitled to participate in our standard non-employee director compensation arrangements, as described under the heading “Compensation of Directors for Fiscal Year 2024” in our definitive proxy statement filed with the SEC on March 21, 2025, as such arrangements may be amended from time to time, which description is incorporated herein by reference. Each Legacy First Foundation Director and FirstSun also entered into the Indemnification Agreement attached hereto as Exhibit 10.1. Except with respect to Mr. Shafer’s assumed Employment Agreement as described above, there are no transactions in which any other Legacy First Foundation Director has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between any Legacy First Foundation Director and any other persons pursuant to which he or she was selected as a director of FirstSun, other than Mr. Edelson’s designation by Canyon under the Canyon Board Representative Letter Agreement and Ms. Enden’s designation by Fortress under the Fortress Board Representative Letter Agreement.

Stock Award

On March 31, 2026, the Board granted Mollie H. Carter, FirstSun’s Executive Chairman, a restricted stock award with a grant date fair value of $250,000 (the “Award Shares”) under the FirstSun Capital Bancorp 2021 Equity Incentive Plan (the “Plan”). Under the restricted stock agreement, the Award Shares will vest in full on the closing of the Merger. If the Merger Agreement is terminated for any reason before the closing of the Merger, the Award Shares will be forfeited and no Award Shares will vest. The Board granted this award in recognition of Ms. Carter’s leadership in connection with the Merger, including her role in supporting transaction execution and her extensive work related to the corporate governance of the combined company after the Merger.

The foregoing description of the restricted stock agreement does not purport to be complete and is qualified in its entirety by reference to the Plan and such agreement. The Plan was previously filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2021, and is incorporated herein by reference, and the form of restricted stock agreement was filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2025 and is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the completion of the Merger and in accordance with the Merger Agreement, FirstSun’s certificate of incorporation was amended (the “Charter Amendment”) to increase the number of authorized shares of FirstSun common stock from 50,000,000 shares to 80,000,000 shares, and to create a new class of non-voting common stock and to authorize 20,000,000 shares of such non-voting common stock (which is in addition to the 80,000,000 shares of authorized common stock referenced above). The non-voting common stock was created to permit eligible legacy First Foundation stockholders to elect to receive non-voting common stock in lieu of FirstSun voting common stock for any shares in excess of the 4.99% ownership threshold.

The Charter Amendment was approved by FirstSun stockholders on February 27, 2026, which was a condition to the closing of the Merger. On March 31, 2026, FirstSun filed the Charter Amendment with the Delaware Secretary of State, and the Charter Amendment became effective upon filing.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment of Amended and Restated Certificate of Incorporation, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

An updated Description of Capital Stock reflecting the Charter Amendment and the creation of FirstSun’s non-voting common stock is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On April 1, 2026, FirstSun issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 27, 2025, by and between FirstSun Capital Bancorp and First Foundation Inc. (incorporated by reference to Exhibit 2.1 to FirstSun Capital Bancorp’s Current Report on Form 8-K filed with the SEC on October 30, 2025).*
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of February 6, 2026, by and between FirstSun Capital Bancorp and First Foundation Inc. (including revised Exhibit E (Form of Certificate of Amendment) (incorporated by reference to Exhibit 2.1 to FirstSun Capital Bancorp’s Current Report on Form 8-K filed with the SEC on February 6, 2026)).
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation.
4.1	Description of Capital Stock of FirstSun Capital Bancorp.
4.2	Form of Amendment No. 2 to the Registration Rights Agreement.
4.3	Board Representative Letter Agreement, dated April 1, 2026, by and among FirstSun Capital Bancorp and the signatories thereto, including funds or accounts associated with Fortress Investment Group LLC.
4.4	Board Representative Letter Agreement, dated April 1, 2026, by and among FirstSun Capital Bancorp and the signatories thereto, including funds or accounts associated with Canyon Capital Advisors LLC.
4.5	Indenture, dated January 24, 2022, between First Foundation Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to First Foundation Inc.’s Current Report on Form 8-K filed with the SEC on January 24, 2022).
4.6	First Supplemental Indenture, dated January 24, 2022, between First Foundation Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to First Foundation Inc.’s Current Report on Form 8-K filed with the SEC on January 24, 2022).
4.7	Second Supplemental Indenture, dated March 31, 2026, by and among FirstSun Capital Bancorp, First Foundation Inc. and U.S. Bank National Association, as trustee.
4.8	Form of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (included in Exhibit 4.6).
10.1	Form of Director Indemnification Agreement.
10.2	Employment Agreement, dated February 11, 2025, among First Foundation Inc., First Foundation Bank and Thomas C. Shafer (incorporated by reference to Exhibit 10.1 to First Foundation Inc.’s Current Report on Form 8-K filed with the SEC on February 13, 2025).
99.1	Press Release dated April 1, 2026.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTSUN CAPITAL BANCORP

Dated: April 1, 2026	By:	/s/ Neal E. Arnold
Neal E. Arnold
Chief Executive Officer